CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 111 to the registration statement on Form N-1A (File No. 333-515) (“Registration Statement”) of our report dated July 12, 1020, relating to the financial statements and financial highlights appearing in the May 31, 2010 Annual Report of Putnam Asset Allocation: Equity Portfolio, a series of the Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 22, 2010